Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Polar Power, Inc. of our report dated May 14, 2020, relating to the financial statements of Polar Power, Inc. as of December 31, 2019 and 2018, and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about the Polar Power, Inc’s ability to continue as a going concern), which appear in Polar Power, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on May 14, 2020, and as amended by Form 10-K/A filed May 26, 2020. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Weinberg & Company, P.A.

Los Angeles, California

January 19, 2021